                                                       Draft of October 26, 1995

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        GRIFFIN TECHNOLOGY INCORPORATED
                                       BY

                         D-GT ACQUISITION, INCORPORATED
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                             DIEBOLD, INCORPORATED
                                       AT

                              $7.75 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, NOVEMBER 27, 1995, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF GRIFFIN TECHNOLOGY INCORPORATED (THE "COMPANY") UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.05 PER SHARE (THE "SHARES"), OF THE COMPANY, REPRESENTING AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it to the Depositary with the certificate(s) representing tendered Shares and all other required documents or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Managers or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
October 26, 1995

                               TABLE OF CONTENTS

                                      SECTION                                         PAGE
 ---------------------------------------------------------------------------------  --------
 Introduction.....................................................................
  1. Terms of the Offer; Expiration Date..........................................      2
  2. Acceptance for Payment and Payment...........................................      2
  3. Procedure for Tendering Shares...............................................      3
  4. Withdrawal Rights............................................................      5
  5. Certain Tax Considerations...................................................      6
  6. Price Range of Shares; Dividends.............................................      6
  7. Certain Information Concerning the Company...................................      7
  8. Certain Information Concerning the Purchaser and the Parent..................     10
  9. Source and Amount of Funds...................................................     14
 10. Background of the Offer; the Merger Agreement; the Shareholder Tender
     Agreements; the Confidentiality Agreement; Appraisal Rights..................     14
 11. Purpose of the Offer; Plans for the Company..................................     24
 12. Effect of the Offer on the Market for the Shares; NASDAQ Quotations;
     Registration under the Exchange Act..........................................     24
 13. Dividends and Distributions..................................................     25
 14. Extension of Tender Period; Amendment; Termination...........................     25
 15. Certain Conditions to the Offer..............................................     26
 16. Certain Legal Matters; Regulatory Approvals..................................     28
 17. Fees and Expenses............................................................     30
 18. Miscellaneous................................................................     30

Schedule I - Directors and Executive Officers of the Parent and the Purchaser
Schedule II - Certain Information About the Parent Required by New York Law Exhibit A - Agreement and Plan of Merger

To the Holders of Common Stock of
GRIFFIN TECHNOLOGY INCORPORATED:

                                  INTRODUCTION

     D-GT Acquisition, Incorporated, a New York corporation (the "Purchaser") and a wholly owned subsidiary of Diebold, Incorporated, an Ohio corporation (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.05 per share (the "Shares"), of Griffin Technology Incorporated, a New York corporation (the "Company"), at $7.75 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Goldman, Sachs & Co. ("Goldman Sachs"), the Dealer Managers for the Offer (the "Dealer Managers"), National City Bank (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See
Section 17.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES REPRESENTING AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 15.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 20, 1995 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that the Purchaser will make the Offer and that following the purchase of the Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the New York Business Corporation Law ("NYBCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by the Parent or any wholly owned subsidiary of the Parent and other than Shares held by shareholders exercising appraisal rights pursuant to Sections 623 and 910 of the NYBCL) will be cancelled and automatically converted into the right to receive $7.75 in cash or any higher price per Share that may be paid pursuant to the Offer, without interest. See Section 10.

     Pursuant to the NYBCL, the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Concurrently with the execution of the Merger Agreement, the Purchaser entered into agreements (the "Shareholder Tender Agreements") with each director of the Company (each, a "Seller Shareholder" and, collectively, the "Seller Shareholders"), owning, in the aggregate 761,966 Shares (representing approximately 30% of the Shares outstanding on October 23, 1995 on a fully diluted basis). Pursuant to the Shareholder Tender Agreements, each Seller Shareholder has agreed to tender and sell (and not withdraw) all Shares owned (beneficially or of record) by such Seller Shareholder pursuant to and in accordance with the Offer. The Shareholder Tender Agreements also provide that the Purchaser is entitled to receive a fee from the Seller Shareholders, under certain circumstances, in connection with certain subsequent transactions involving the Shares. See Section 10.

     According to the Company, as of October 23, 1995, there were 2,384,707 Shares outstanding, and not more than 154,200 Shares subject to issuance pursuant to stock options under the Company's stock option plans. As a result, the Purchaser believes that the Minimum Condition would be satisfied if at least 1,692,605 Shares are validly tendered and not withdrawn immediately prior to the Expiration Date. Pursuant to the Shareholder Tender Agreements, the Seller Shareholders have agreed to tender 761,966 Shares to the Purchaser pursuant to the Offer. Therefore, the Purchaser will need to have only 930,639 Shares validly tendered and not withdrawn pursuant to the Offer, in addition to the Shares subject to the Shareholder Tender Agreements, in order to satisfy the Minimum Condition.

     Donaldson, Lufkin and Jenrette, Incorporated ("DLJ"), financial advisor to the Company, has delivered to the Board of Directors its written opinion to the effect that, as of the date of the Merger Agreement, the $7.75 in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to shareholders concurrently herewith, and shareholders are urged to read the opinion in its entirety for a description of the assumptions made, factors considered and procedures followed by DLJ.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares that have been validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, November 27, 1995, unless the Purchaser shall have extended, in its sole discretion, the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to the Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer; provided, however, that, unless previously approved by the Company in writing, no change may be made which decreases the price per Share payable in the Offer, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to those set forth in Section 15 or which broadens the scope of such conditions. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 14.

     The Company has provided or will provide the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered by the Expiration Date and not properly withdrawn at the earliest time following expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by the Purchaser. For a description of the Purchaser's right to terminate the

Offer and not accept for payment or pay for Shares or to delay acceptance for payment of or payment for Shares, see Section 14.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (unless, in the case of book-entry transfer, an Agent's Message (as defined in Section 3) is utilized) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents or an Agent's Message occurs at different times. Under no circumstances will interest be paid by the Purchaser on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     If the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of the Offer.

     3. PROCEDURE FOR TENDERING SHARES. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal or an Agent's Message must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from a participant in the system established by such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Book-Entry Transfers. The Depositary will cause a book-entry account in respect of the Shares to be established at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (hereinafter collectively referred to as the "Book-Entry Transfer Facility" and, individually, a "Book-Entry Transfer Facility") in connection with the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry

Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees and any other required documents or an Agent's Message must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a bank, broker or other institution which is a member of the Medallion Signature Guaranty Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

          (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee and any other documents required by the Letter of Transmittal or an Agent's Message, are received by the Depositary within three National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Federal Income Tax Withholding. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. In order to avoid such backup withholding, each tendering shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see paragraph 8 of the Terms and Conditions of the Offer set forth in the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the shareholder is a nonresident alien or foreign entity not subject to back-up withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

     Appointment of Proxy. By executing a Letter of Transmittal or causing a Book-Entry Transfer Facility to transmit an Agent's Message, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all other shares of common stock or other securities issued or issuable in respect of such Shares on or after October 20, 1995). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by the Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such shareholder (and, if given or executed, will be deemed ineffective). Such designees of the Purchaser will be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that (a) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other shares of common stock or other securities issued or issuable in respect of such Shares on or after October 20, 1995), and (b) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. The Purchaser's interpretation of the terms and conditions of the Offer in this regard will be final and binding. None of the Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after December 24, 1995 unless theretofore accepted for payment as provided in this Offer to Purchase.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Parent, the Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN TAX CONSIDERATIONS. Sales of Shares by shareholders of the Company pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state and local and other tax laws.

     In general, a shareholder will recognize gain or loss equal to the difference between the tax basis of his Shares and the amount of cash received in exchange therefor. Such gain or loss will be a capital gain or loss if the Shares are capital assets in the hands of the shareholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares.

     The foregoing discussion may not apply to shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded in the over-the-counter market and price quotations are reported in the National Market System of NASDAQ under the Symbol "GRIF". The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares as reported by NASDAQ. According to published financial sources, the Company did not pay any cash dividends on the Shares during such time periods.

                                               HIGH       LOW
                                               ----       ---
YEAR ENDED DECEMBER 31, 1993:
  First Quarter..............................  $ 11       $10
  Second Quarter.............................    111/2     10
  Third Quarter..............................    11         91/2
  Fourth Quarter.............................    11         93/4
YEAR ENDED DECEMBER 31, 1994:
  First Quarter..............................  $ 101/2    $ 9
  Second Quarter.............................    10         63/4
  Third Quarter..............................     81/4      63/4
  Fourth Quarter.............................     81/4      7
YEAR ENDED DECEMBER 31, 1995:
  First Quarter..............................  $  81/4    $ 7
  Second Quarter.............................     81/4      7
  Third Quarter..............................     81/2      7
  Fourth Quarter (through October 20,
     1995)...................................     81/4      71/4

     The Merger Agreement prohibits the Company from declaring or paying any dividend or other distribution on the Shares prior to the consummation of the Merger.

     There were no Shares traded on October 20, 1995, the last full day of trading prior to the first public announcement of the Offer. The last reported bid and asked prices for the Shares on October 20, 1995 as reported by NASDAQ were $7 1/4 and $8 1/2, respectively. On October 25, 1995, the last full day of trading prior to the commencement of the Offer, no Shares were traded. The last reported bid and asked prices for the Shares on October 25, 1995 as reported by NASDAQ were $7 3/8 and $8, respectively.

     As of October 23, 1995, there were approximately 1,002 holders of record of outstanding Shares according to the Company.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a New York corporation organized in 1962 under the name R. D. Products, Inc. The Company's principal executive offices are located at 1133 Corporate Drive, Farmington, New York 14425. The company is principally engaged in the design, manufacture and marketing of microcomputer systems, software and accessories and identification cards. The Company markets these products to colleges and universities in the United States.

     The following summary financial information has been taken or derived from the audited financial statements contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 (the "Company 10-KSB"). More comprehensive financial information is included in the Company 10-KSB and other documents filed by the Company with the Securities and Exchange Commission (the "Commission"). The financial information that follows is qualified in its entirety by reference to the Company 10-KSB and such other documents and all the financial information and related notes contained therein. Copies of the Company 10-KSB may be examined at or obtained from the Commission in the manner set forth below.

                        GRIFFIN TECHNOLOGY INCORPORATED

               SUMMARY STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                    YEAR ENDED JUNE 30,
                                                        -------------------------------------------
                                                           1995            1994            1993
                                                        -----------     -----------     -----------
REVENUES:
  Service fees......................................    $12,590,200     $13,350,400     $13,294,600
  Net sales.........................................      5,321,800       3,597,100       3,599,900
                                                        -----------     -----------     -----------
       Total revenues...............................     17,912,000      16,947,500      16,894,500
COSTS AND EXPENSES:
  Cost of sales.....................................      3,397,400       2,489,600       2,620,500
  Service of electronic systems.....................      4,262,000       3,777,700       3,832,100
  Amortization of electronic systems................      2,107,500       2,095,900       2,178,300
  Selling, general and administrative...............      4,340,800       4,442,900       4,573,400
  Research and development..........................      2,688,300       2,484,800       2,451,500
  Amortization of software costs....................        330,300         312,600         228,800
  Interest..........................................        533,700         368,300         354,700
                                                        -----------     -----------     -----------
       Total costs and expenses.....................     17,660,000      15,971,800      16,239,300
Income before income taxes..........................        252,000         975,700         655,200
Provision for income taxes..........................         89,300         315,900         152,000
NET INCOME..........................................        162,700         659,800         503,200
                                                         ==========      ==========      ==========
RETAINED EARNINGS:
  Beginning of period...............................      2,836,100       2,176,300       1,673,100
  End of period.....................................    $ 2,998,800     $ 2,836,100     $ 2,176,300
Earnings per common and common equivalent share.....    $       .07     $       .28     $       .21
Weighted average number of common and common
  equivalent shares outstanding.....................      2,387,896       2,383,309       2,376,969
                                                         ==========      ==========      ==========

                        GRIFFIN TECHNOLOGY INCORPORATED

                                 BALANCE SHEET

                                                                        JUNE 30,
                                                               ---------------------------
                                                                  1995            1994
                                                               -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash.....................................................    $   119,200     $    60,500
  Accounts receivable......................................      3,946,800       3,391,200
  Inventories..............................................      3,903,900       3,776,100
  Prepaid expenses and other current assets................        218,000         139,500
  Refundable income taxes..................................                         76,600
  Deferred income tax charges..............................        409,000         388,500
  Electronic systems, at cost..............................     13,947,900      13,933,200
     Less - Accumulated amortization.......................    (13,945,600)    (13,923,100)
                                                               -----------     -----------
       Net electronic systems..............................          2,300          10,100
                                                               -----------     -----------
          Total current assets.............................      8,599,200       7,842,500
                                                               -----------     -----------
LONG-TERM ELECTRONIC SYSTEMS, AT COST......................     16,942,500      15,626,100
  Less -- Accumulated amortization.........................    (11,174,700)     (9,089,700)
                                                               -----------     -----------
     Net electronic systems................................      5,767,800       6,536,400
Property, plant and equipment, at cost.....................      5,730,200       5,540,700
  Less -- Accumulated depreciation and amortization........     (4,213,100)     (3,899,300)
                                                               -----------     -----------
     Net property, plant and equipment.....................      1,517,100       1,641,400
Deferred software costs, net...............................      1,018,000       1,135,800
Other assets...............................................        371,900         108,500
                                                               -----------     -----------
          Total assets.....................................    $17,274,000     $17,264,600
                                                               -----------     -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt........................    $   600,000     $   600,000
  Accounts payable.........................................        981,700       1,038,000
  Accrued payroll and related taxes........................        484,300         561,500
  Other accrued liabilities and expenses...................        448,600         204,000
  Income taxes payable.....................................         47,200          50,600
  Unearned service fees....................................      1,861,700       2,400,800
                                                               -----------     -----------
          Total current liabilities........................      4,423,500       4,854,900
OTHER LIABILITIES:
  Long-term debt...........................................      5,600,000       5,500,000
  Employee stock purchase plan.............................         11,800          19,800
  Deferred income tax credits..............................        633,100         532,100
                                                               -----------     -----------
          Total liabilities................................     10,668,400      10,906,800
SHAREHOLDERS' EQUITY:
  Common stock, par value $.05 per share
     Authorized -- 6,000,000 shares
  Issued and outstanding 2,382,747 and 2,362,364 shares,
     respectively                                                  119,100         118,100
  Capital in excess of par value...........................      3,487,700       3,403,600
  Retained earnings........................................      2,998,800       2,836,100
                                                               -----------     -----------
          Total shareholders' equity.......................      6,605,600       6,357,800
                                                               -----------     -----------
          Total liabilities and shareholders' equity.......    $17,274,000     $17,264,600
                                                                ==========      ==========

     The Company is subject to the information filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements filed with the Commission. These reports and other information, including the Company 10-KSB included as an exhibit to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9, should be available for inspection and copying at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The above information concerning the Company has been taken from or based upon the Company 10-KSB and other publicly available documents on file with the Commission and other publicly available information. Although neither the Purchaser nor the Parent has any knowledge that would indicate that such information contained herein based upon such documents is untrue, neither the Purchaser nor the Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of the information contained in such documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser or the Parent.

     In the course of the discussions between representatives of the Parent and the Company (see Section 10) the Company provided to the Parent's representatives its projection that revenues for the Company's fiscal year ending June 30, 1996 would increase by at least $500,000 and pre-tax income would be in excess of $1,000,000 for the same period. These projections should be read together with the financial statements of the Company referred to herein. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to the Parent. None of the Parent, the Purchaser or the Company, or any of their respective financial advisors or the Dealer Managers assumes any responsibility for the accuracy of these projections. These projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that these projections will be realized, and actual results may vary materially from those shown.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT. The Purchaser is a recently incorporated New York corporation and a wholly owned subsidiary of the Parent. To date, Purchaser has not conducted any business other than in connection with the Offer. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to the transactions contemplated by the Offer. Because the Purchaser is a recently formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     The Parent is an Ohio corporation organized in 1876, succeeding a proprietorship established in 1859. The Parent develops, manufactures, sells and services automated teller machines, electronic and physical security systems, various equipment used to equip bank facilities, software and systems for global financial and commercial markets. The Parent's telephone number is (216) 489-4000.

     The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of the Purchaser and the Parent are set forth in Schedule I hereto. The principal executive offices of the Parent and the Purchaser are located at 5995 Mayfair Road,

North Canton, Ohio 44720. Schedule II hereto contains certain additional information about the Parent required by New York State law.

     Set forth below is a summary of certain consolidated financial information with respect to the Parent and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference into the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Parent 10-K") and into the Parent's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 (the "Parent 10-Q"). More comprehensive financial information is included in or incorporated by reference into the Parent 10-K, the Parent 10-Q and other documents filed by the Parent with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to the Parent 10-K, the Parent 10-Q and such other documents and all the financial information and related notes contained therein. The Parent 10-K and the Parent 10-Q are incorporated herein by reference.

                     DIEBOLD, INCORPORATED AND SUBSIDIARIES

                   SUMMARY CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                   DECEMBER 31,                 SEPTEMBER
                                                        ----------------------------------         30,
                                                          1994         1993         1992          1995*
                                                        --------     --------     --------     -----------
Net sales
  Products..........................................    $479,314     $367,385     $298,039      $ 392,063
  Services..........................................     280,857      255,892      245,813        227,884
                                                        --------     --------     --------     -----------
                                                         760,171      623,277      543,852        619,947
                                                        --------     --------     --------     -----------
Cost of sales
  Products..........................................     311,790      233,041      185,534        245,013
  Services..........................................     192,699      180,198      172,497        163,152
                                                        --------     --------     --------     -----------
                                                         504,489      413,239      358,031        408,165
                                                        --------     --------     --------     -----------
Gross profit........................................     255,682      210,038      185,821        211,782
Selling and administrative expense..................     128,309      106,110       96,100        102,964
Research, development and engineering expense.......      36,599       34,838       35,920         31,316
                                                        --------     --------     --------     -----------
                                                         164,908      140,948      132,020        134,280
                                                        --------     --------     --------     -----------
Operating profit....................................      90,774       69,090       53,801         77,502
Other income (expense)
  Investment income.................................      11,051       10,477        9,307         11,412
  Miscellaneous, net................................      (5,899)      (4,813)      (5,788)        (6,593)
  Minority interest.................................      (1,948)      (4,239)      (2,484)          (715)
                                                        --------     --------     --------     -----------
Income before taxes and cumulative effect of change
  in accounting principles..........................      93,978       70,515       54,836         81,606
Taxes on income.....................................      30,467       22,141       13,699         26,930
                                                        --------     --------     --------     -----------
Income before cumulative effect of change in
  accounting principles.............................      63,511       48,374       41,137             --
Cumulative effect of change in accounting
  principles........................................          --           --      (17,932)            --
                                                        --------     --------     --------     -----------
Net income..........................................    $ 63,511     $ 48,374     $ 23,205      $  54,676
                                                        ========     ========     ========     ============
Weighted average number of shares...................      30,330       30,231       30,075         30,503
Income per share
       before cumulative effect of change...........    $   2.09     $   1.60     $   1.37      $    1.79
       Cumulative effect of change..................          --           --        (0.60)            --
                                                        --------     --------     --------     -----------
  Net income........................................    $   2.09     $   1.60     $   0.77      $    1.79
                                                        ========     ========     ========     ============

---------------

* Unaudited

                     DIEBOLD, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            DECEMBER 31,          SEPTEMBER
                                                        ---------------------        30,
                                                          1994         1993         1995*
                                                        --------     --------     ----------
ASSETS
Current assets
  Cash and cash equivalents.........................    $ 17,285     $ 39,006      $ 42,730
  Short-term investments............................      38,400       32,907        29,262
  Trade receivables.................................     153,107      129,256       178,115
  Inventories.......................................      85,543       74,983        85,071
  Deferred income taxes.............................      24,572       18,125            --
  Prepaid expense and other current assets..........       7,182       17,223        31,746
                                                        --------     --------     ----------
          Total current assets......................     326,089      311,500       366,924
Securities and other investments....................     155,800      181,332       150,585
Property, plant and equipment, at cost..............     152,314      146,400       173,113
  Less accumulated depreciation and amortization....      87,601       85,740        94,047
                                                        --------     --------     ----------
                                                          64,713       60,660        79,066
Deferred income taxes...............................       5,042           --         4,433
Other assets........................................     110,239       55,527       118,254
                                                        --------     --------     ----------
                                                        $661,883     $609,019      $719,262
                                                        ========     ========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable (and other current liabilities
     for 9/30/95)...................................    $ 60,962     $ 44,592      $119,401
  Estimated income taxes............................       2,814        3,899            --
  Accrued insurance.................................      16,350       15,149            --
  Accrued installation costs........................       8,822        7,611            --
  Deferred income...................................      46,470       53,629        55,311
  Other current liabilities.........................      20,046       13,691            --
                                                        --------     --------     ----------
          Total current liabilities.................     155,464      138,571       174,712
                                                        --------     --------     ----------
Pensions............................................      10,545        8,111        15,333
Postretirement benefits.............................      21,627       21,521        21,707
Deferred income taxes...............................          --        2,194            --
Minority interest...................................      15,028       11,575        14,290
Commitments and contingencies.......................          --           --            --
Shareholders' Equity
  Preferred Shares, no par value, authorized
     1,000,000 shares, none issued..................          --           --            --
  Common Shares, par value $1.25; authorized
     50,000,000 shares; issued 30,515,146,
     30,288,734 and 30,609,638 shares, respectively;
     outstanding 30,460,046, 30,259,566 and
     30,525,907, respectively.......................      38,144       37,861        38,262
Additional capital..................................      68,320       64,423        70,319
Retained earnings...................................     365,513      328,684       398,226
Treasury shares, at cost (55,100, 29,168 and 83,731
  shares, respectively).............................      (3,186)      (1,744)       (3,749)
Other...............................................      (9,572)      (2,177)       (9,838)
                                                        --------     --------     ----------
          Total shareholders' equity................     459,219      427,047       493,220
                                                        --------     --------     ----------
                                                        $661,883     $609,019      $719,262
                                                        ========     ========     ==========

---------------

* Unaudited

     The Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Parent's directors and officers, their remuneration, options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be described in periodic statements filed with the Commission. Such reports and other information, including the Parent 10-K and the Parent 10-Q, may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth in Section 7.

     Except as set forth in this Offer to Purchase, none of the Parent, the Purchaser or any of their affiliates (collectively, the "Purchaser Entities"), or, to the best knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, or, to the best knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, has had, since July 1, 1992, any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since July 1, 1992, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. None of the Purchaser Entities or, to the best knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to acquire all outstanding Shares pursuant to the Offer and the Merger, to consummate the transactions contemplated by the Merger Agreement, and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $20,200,000. These funds are expected to be provided to the Purchaser in the form of capital contributions or advances made by the Parent. The Parent plans to obtain the funds for such capital contributions or advances from its available cash and working capital. The Purchaser has not conditioned the Offer on obtaining financing.

     10. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT; THE SHAREHOLDER TENDER AGREEMENTS; THE CONFIDENTIALITY AGREEMENT; APPRAISAL RIGHTS.

     BACKGROUND OF THE OFFER

     (a) The first discussion about the possibility of acquiring the Company occurred shortly before February 22, 1994, when a representative of the Parent discussed the possibility of such a transaction with Mr. Mark Hill, a former employee of the Company. A representative of the Parent also had a separate conversation with Mr. Anthony Ryanczak, Vice President of Business Development of the Company. These conversations occurred at a conference in San Diego, California. While these conversations were informal and preliminary, the subjects included the Company's ownership and business prospects, as well as the potential acquisition of the Company by the Parent.

     In April-May of 1994, DLJ, the Company's financial advisor, contacted Mr. Robert Barone, the former Vice Chairman of the Parent, to inquire about the Parent's potential interest in an acquisition of the Company. This proposal was reviewed by Mr. Barone, Mr. Robert Warren, the Vice President and Treasurer of the Parent, and Mr. Randy Wheeler, the Parent's Director of Integrated Campus Access Management. Based on this initial review, it was determined not to pursue the inquiry because the Parent felt that its own product line was sufficiently strong, and the financial advisor was unwilling to alter a confidentiality agreement that was viewed as onerous by the Parent. In addition, the Parent viewed other business priorities as offering better opportunities.

     On June 20, 1994, a telephone conversation occurred between Mr. Philip Herman, a 10% shareholder of the Company, and Mr. Gregg A. Searle, Executive Vice President of the Parent. During this conversation, Mr. Herman inquired about the Parent's failure to pursue the April-May inquiry and suggested a personal meeting to determine whether the Parent had any present interest in a potential acquisition.

     On June 29, 1994, Mr. Herman met with Mr. Searle in New York to discuss the Parent's reasons for its failure to pursue the April-May inquiry and to review the overall prospects of the Company. At that meeting, Mr. Searle indicated that he would investigate the Parent's potential interest in reconsidering its prior decision not to explore a potential transaction.

     On July 7, 1994, at Mr. Herman's request, Mr. Mark Reinart, Senior Product Analyst of the Parent, called Mr. Ryanczak to discuss the Company's products and business and the prospects for a potential transaction. It was agreed that Mr. Reinart would make an effort to investigate the Company's products at an upcoming trade show in Kansas City on July 13, 1994. Mr. Reinart also performed further investigation and analysis of the Company and its customers.

     On July 13, 1994, Mr. Searle called Mr. Herman to report that the Parent had reconsidered its position and was interested in exploring the possibility of acquiring the Company. Mr. Searle suggested that Mr. Reinart engage in further discussions with representatives of the Company to investigate the possible synergies inherent in such a transaction between the Parent and the Company.

     On July 18, 1994, Mr. Peter Rackov, then a financial analyst (now a former employee of the Parent), contacted DLJ to confirm the Parent's interest in reopening discussions with the Company regarding a potential acquisition. On the following day, DLJ confirmed that, although the Company was already engaged in negotiations with other potential acquirors, the Company was willing to reopen discussions with the Parent.

     On July 19, 1994, the Parent and the Company entered into a confidentiality agreement prepared by the Company's financial advisor. On the following day, the Parent was provided with a confidential information memorandum describing the business and prospects of the Company.

     On July 27 or 28, 1994, a telephone conversation occurred between Mr. Herman and Mr. Searle. During this conversation, Messrs. Herman and Searle agreed that, due to the sensitivity of the information that would be exchanged, future negotiations would be handled through DLJ. At that point, both Mr. Herman and Mr. Searle expressed the desire that further negotiations would lead to a successful conclusion of a potential transaction.

     On August 28-30, 1994, the Parent's representatives traveled to Los Angeles to conduct due diligence investigations, including visits to the Company facilities, evaluations of the Company's operations, analysis of the Company's products and technological capabilities, review of opportunities for profit improvements based on synergies resulting from a business combination, as well as a general overview of the strengths and weaknesses and resources of both the Company and the Parent. These investigations also included interviews of various representatives of the Company, including Robert S. Urland, President and Chief Executive Officer of the Company, and Mr. Gary Lorenz, Chief Technologist of the Company. At these meetings certain confidential and proprietary information about the business of the Company was provided to the representatives of the Parent. Presentations by the Company's management were also made to the Parent's representatives.

     In October 1994, discussions took place between counsel for the Parent and counsel for the Company toward negotiation of a definitive purchase agreement. However, these discussions were broken off on October 17, 1994, and negotiations in furtherance of the transaction were suspended, when the Parent learned that certain liabilities of the Company were not capable of being quantified before the proposed transaction date.

     Between October 1994 and May 1995, the Parent continued to review information provided by the Company concerning the potential liabilities that prompted the Parent to break off discussions with the Company. In January and February 1995, representatives of the Parent and the Company met on several occasions to discuss these potential liabilities. In addition to these discussions, the Company and the Parent also engaged in discussions, on a sporadic basis, regarding other aspects of a proposed acquisition transaction between the Company and the Parent.

     On May 15, 1995, a telephone conversation occurred between Mr. Searle and Mr. Herman, during which Mr. Herman indicated his concern about the breakdown in the discussions between the Parent and the Company and inquired as to the Parent's interest, at that time, in acquiring the Company.

     From late May 1995 to mid-June 1995, Mr. Searle and other representatives of the Parent had numerous discussions with representatives of the Company regarding the Parent's interest in acquiring the Company. On or about June 21, 1995, the Parent received a memorandum dated June 15, 1995 prepared by the Company for DLJ outlining the outlook for the Company's business for fiscal years 1995 and 1996, as well as a draft merger agreement. Representatives of the Parent discussed the information concerning the Company's financial outlook with DLJ in late June 1995 and early July 1995.

     On July 18, 1995, the board of directors of the Parent authorized the Parent to proceed with an acquisition of the Company. Subsequent to this authorization, representatives of the Parent and the Company continued to discuss the terms of the proposed acquisition transaction, including the terms of the Merger Agreement. These discussions culminated in a presentation by Mr. Urland to the Parent's executive team on the merits of an acquisition of the Company by the Parent. On August 23, 1995, the executive team of the Parent authorized certain officers of the Parent to negotiate the terms of such an acquisition.

     Thereafter, a draft of the Merger Agreement was prepared, distributed and subsequently negotiated by representatives of the Company and the Parent. On October 17, 1995, the board of directors of the Parent approved the Merger Agreement. On October 19, 1995, the Company and the Parent reached tentative agreement on a per share price for the Shares of $7.75 and the Company, the Parent and the Purchaser finalized the terms of the Merger Agreement and the Shareholder Tender Agreements.

     On October 20, 1995, the Board and the board of directors of the Purchaser approved the Merger Agreement. Thereafter, the Purchaser, the Parent and the Company executed and delivered the Merger Agreement and each of the Seller Shareholders and the Purchaser executed and delivered the Shareholder Tender Agreements.

     THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15. The Purchaser has agreed that, without the written consent of the Company, no change in the Offer may be made which changes the form of consideration to be paid or decreases the price per Share or the maximum number of Shares sought in the Offer or which imposes conditions to the Offer in addition to the Minimum Condition and those other conditions described in Section 15 or which broadens the scope of such conditions.

     The Merger. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer, the approval of the Merger Agreement by the shareholders of the Company (if required) and the satisfaction or waiver of the other conditions to the Merger, the Purchaser will be merged with and into the Company. The Merger shall become effective at such time as a certificate of merger is filed by the Secretary of State of the State of New York, or at such later time as is specified in such certificate of merger (the "Effective Time"). As a result of the Merger, all of the properties, rights, privileges and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     At the Effective Time, by virtue of the Merger (i) each issued and outstanding Share held in the treasury of the Company, or by the Parent, the Purchaser or any other wholly owned subsidiary of the Parent shall be cancelled, and no payment shall be made with respect thereto; (ii) each share of common stock of the Purchaser then outstanding shall be converted into and become one share of common stock of the Surviving Corporation; and (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) above and except for Shares held by shareholders exercising appraisal rights pursuant to Sections 623 and 910 of the NYBCL, be converted into the right to receive $7.75 in cash or any higher price per Share that may be paid pursuant to the Offer, without interest.

     The Merger Agreement provides that the certificate of incorporation and by-laws of the Company at the Effective Time will be the certificate of incorporation and by-laws of the Surviving Corporation. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

     Recommendation. The Merger Agreement states that the Board of Directors has
(i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Shareholder Tender Agreements and the transactions contemplated thereby and (iii) resolved to recommend acceptance of the Offer, the tender of the Shares thereunder and approval and adoption of the Merger Agreement and the Merger by the Company's shareholders. This recommendation of the Board of Directors may be withdrawn, modified or amended if the Board, by a majority vote, determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that such withdrawal, amendment or modification is required by the Board for the proper discharge of its fiduciary duties. Any such withdrawal, modification or amendment may give rise to certain termination rights on the part of the Parent and the Purchaser, as described below.

     Interim Agreements of the Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will conduct its business and operations according to its ordinary and usual course of business consistent with past practice. Pursuant to the Merger Agreement, without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Purchaser: (i) amend its charter or by-laws; (ii)(a) create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases, except
(A) purchase money mortgages granted in connection with past practice, or (B) indebtedness for borrowed money incurred in the ordinary course of business not aggregating in excess of $8.0 million outstanding at any time under its existing Fifth Amended and Restated Revolving Credit and Term Loan Agreement with The Chase Manhattan Bank, N.A. as the same may be amended from time to time ("Credit Agreement"), provided that the proceeds thereof are not distributed to the shareholders of the Company; or (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; provided, however, that the Company may endorse negotiable instruments in the ordinary course of business consistent with past practice; (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Shares; (iv) issue, sell, grant, purchase or redeem, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, or subdivide or in any way reclassify, any Shares, except in any case above pursuant to outstanding stock purchase rights;
(v)(a) increase the rate of compensation payable or to become payable by the Company to its directors, officers or employees whether by salary or bonus, by more than four percent per person on an annual basis for directors and officers of the Company and by more than four and one-half percent in the aggregate for all other employees of the Company (excluding commission-only compensation, the rate of which shall not be increased); or (b) increase the rate or term of, or otherwise alter, any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees; (vi) enter into any agreement, commitment or transaction (other than certain borrowings described above), except agreements, commitments or transactions in the ordinary course of business consistent with past practice;
(vii) sell, transfer, mortgage, pledge, grant any security interest or permit the imposition of any lien or other encumbrance on any asset other than in the ordinary course of business consistent with past practice and except pursuant to the Credit Agreement; (viii) waive any right under certain contracts and other agreements if such waiver would have a Material Adverse Effect; (ix) make any material change in its accounting methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting purposes or, other than normal writedowns or writeoffs consistent with past practices, make any writedowns of inventory or writeoffs of notes or accounts receivable; (x) make any loan or advance to any of its shareholders, officers, directors, employees (other than advances to field sales personnel, vacation advances, relocation advances and travel advances in each case made in the ordinary course of business in a manner consistent with past practice), or make any other loan or advance to any other person or group otherwise than in the ordinary course of business consistent with past practice; (xi) terminate or fail to renew, where such renewal is at the Company's option, any contract or other agreement (excluding customer leases or contracts), the termination or failure of which to renew would have a Material Adverse Effect; (xii) enter into any collective bargaining agreement;
(xiii) make any addition to or modification of the Company's employee benefits plans; (xiv) take, agree to take, or knowingly permit to be taken any action, or do or, with respect to anything within the Company's control, knowingly permit to be done anything in the conduct of its business which would be contrary to or in breach of any of the terms or provisions of the Merger Agreement, or which would cause any of the representations of the Company to be or become untrue in any material respect; or (xv) agree to do any of the foregoing.

     When used in the Merger Agreement, the term "Material Adverse Effect" means a material adverse effect on the business, assets, prospects, financial condition or results of operation of the Company or on the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

     Other Agreements of the Parent, the Purchaser and the Company.

     In the Merger Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives and agents have agreed that they shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company, subject to certain exceptions. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements that do not prohibit or restrict disclosure of any matter to the Parent, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any division of the Company, only if such entity or group has submitted a written proposal to the Board relating to any such transaction and the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary obligations under applicable law. The Board shall promptly advise the Parent orally or in writing of any takeover proposal and any inquiries or developments with respect thereto. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent and Purchaser) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any substantial portion of the assets of the Company or take any other action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an acquisition proposal, provided, however, that nothing in the Merger Agreement shall prevent the Board from approving or recommending to the Company's shareholders any unsolicited tender offer or exchange offer by a third party as contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act in the event any unsolicited takeover proposal shall have been made by a third party, if, in the good faith judgment of the Board, based as to legal matters on the written opinion of legal counsel, that withdrawing or modifying such approval or recommendation is required under applicable law in the proper discharge of its fiduciary duties.

     Pursuant to the Merger Agreement, between the date hereof and the Effective Time, the Company will give the Parent and the Purchaser and their authorized representatives reasonable access to all personnel, books, records, plants, offices, and other facilities and properties of the Company, will permit the Parent and the Purchaser to make such inspections as the Parent and the Purchaser may reasonably request and will cause the Company's officers to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as the Purchaser may from time to time reasonably request.

     The Merger Agreement provides that promptly upon the purchase of Shares by the Purchaser, the Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) and (ii) the percentage that the number of Shares owned by the Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding on a fully diluted basis, and the Company shall cause the Purchaser's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of its incumbent directors. Notwithstanding the foregoing, the Company has agreed to use its best efforts to ensure that three of the current members of the Board who are not officers, employees or affiliates of the Company remain members of the Board until the Effective Time.

     Pursuant to the Merger Agreement, the Company shall at the Parent's request, cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as practicable (provided the Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer) for the purposes of voting on the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby.

     The Merger Agreement provides that the Company will promptly prepare and file with the Commission under the Exchange Act a proxy statement relating to the Company Shareholder Meeting (the "Proxy Statement"). The Company has agreed, subject to the fiduciary duties of its Board of Directors, based as to legal matters on the written opinion of legal counsel, to use all reasonable efforts to obtain the necessary approvals by its shareholders of the Merger Agreement, and the Merger and the transactions contemplated thereby. The Parent has agreed to vote and to cause its affiliates (including, without limitation, the Purchaser) to vote all Shares owned by them in favor of adoption of the Merger Agreement. Notwithstanding the foregoing, in the event that the Purchaser acquires at least 90% of the outstanding Shares and the Purchaser so requests, the Parent, the Purchaser and the Company will take all actions necessary and appropriate to cause the Merger to become effective without a meeting of the shareholders of the Company in accordance with Sections 905 or 907 of the NYBCL.

     The Parent has agreed that all rights to indemnification now existing in favor of the directors and officers of the Company as provided in the Company's by-laws as of the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect for a period of at least six years. For a period of at least six years after the Effective Time, the Purchaser has agreed to indemnify and hold harmless, to the maximum extent permitted by the NYBCL, each of the present or former directors and officers of the Company and advance expenses in connection with such indemnification. In addition, the Parent has agreed that for three years after the Effective Time, the Parent will cause the Surviving Corporation to use its best reasonable efforts to maintain, if available for an annual premium not in excess of $60,000, officers' and directors' liability insurance with respect to acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms no less favorable than those of such policy in effect on the date of the Merger Agreement or at the Effective Time, or if such insurance coverage is not available for an annual premium not in excess of $60,000, to obtain the amount of coverage that is available for an annual premium of $60,000.

     The Merger Agreement provides that the Company, the Purchaser and the Parent will each use their best efforts to consummate the transactions contemplated by the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations by the Company as to undisclosed liabilities, certain changes or events concerning its businesses, compliance with applicable law, employee benefit plans, litigation and environmental liabilities. In addition, the Company represented to the Parent and the Purchaser that the Board, at a meeting duly called and held, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, and (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the Shareholder Tender Agreements and the transactions contemplated thereby in all respects and that such approval constitutes approval of the Offer, the Merger Agreement and the Merger and the Shareholder Tender Agreements and the transactions contemplated thereby for purposes of Sections 902 and 912 of the NYBCL and similar statutes of other states that might be deemed applicable.

     Conditions to the Merger. The obligations of each of the Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction of certain conditions, including (i) the Purchaser shall have accepted for payment Shares tendered pursuant to the Offer; (ii) the Merger Agreement shall have been adopted by the requisite vote, if any is required, of the shareholders of the Company in accordance with applicable law; (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger; and (iv) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired. The obligation of the Purchaser and the Parent to effect the Merger is further subject to satisfaction of the conditions, unless waived by the Parent, that (i) the Company shall have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by it at or prior to the Effective Time, (ii) all outstanding stock options of the Company shall have been surrendered to the Company as provided in the Merger Agreement and cancelled by the Company, and (iii) the Parent shall have received a comfort letter, in form and substance reasonably requested by the Parent, from Price Waterhouse LLP regarding the updating of the Company's most recent financial statements. The obligation of the Company to effect the Merger is further subject to the Parent and the Purchaser having performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by each of them at or prior to the Effective Time.

     Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time: (i) by mutual written consent of the Parent, the Purchaser and the Company; (ii) by the Parent and the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment of and payment for the Shares and such order, decree, ruling or other action shall have become nonappealable; (iii) by the Parent and Purchaser if, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Section 15, the Purchaser shall have (a) failed to commence the Offer within five days following the initial public announcement of the Offer,
(b) terminated the Offer, or (c) failed to pay for Shares pursuant to the Offer within 75 days following the commencement of the Offer; (iv) by the Company if
(a) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company and the Purchaser shall have
(A) failed to commence the Offer within five days following the initial public announcement of the Offer, (B) terminated the Offer, or (C) failed to pay for Shares pursuant to the Offer within 75 days following the commencement of the Offer, or (b) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Board by a majority vote determines, in its good faith judgment and in the discharge of its fiduciary duties, based as to legal matters on the written opinion of legal counsel, is more favorable to the Company's shareholders than the Offer and the Merger, provided that such termination under this clause (b) shall not be effective until payment of the Termination Fee (as defined below); (v) by the Parent and Purchaser prior to the purchase of Shares pursuant to the Offer if (a) there shall have been a breach of any representation or warranty on the part of the Company having a

Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (b) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (c) the Company shall engage in negotiations with any entity or group (other than the Parent or the Purchaser) that has proposed a Third Party Acquisition (as defined below), (d) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, or (e) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date an entity or group (other than the Parent or Purchaser) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition; or (vi) by the Company if
(a) there shall have been a breach of any representation or warranty on the part of the Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer, or (b) there shall have been a material breach of any covenant or agreement on the part of the Parent or Purchaser and which materially adversely affects (or materially delays) the consummation of the Offer.

     Termination Fee and Expenses. In the event the Company terminates the Merger Agreement pursuant to clause (iv)(b) of the preceding paragraph, the Company shall reimburse the Parent, the Purchaser and their affiliates (not later than one business day after submission of statements therefore) for all actual documented out-of-pocket fees and expenses, actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, attorneys' fees payable to financing sources, investment bankers, counsel to any of the foregoing and accountants and filing fees and printing costs) (the "Expense Reimbursement Amount"). In the event that the Parent and the Purchaser terminates the Merger Agreement pursuant to clause (iii) of the preceding paragraph (but only if such termination is based on a failure to satisfy clause (a) or clause (iii)(c)(e) or (f) of Annex A to the Merger Agreement) or clause (v) of the preceding paragraph, (i) the Company shall reimburse the Parent or their affiliates for up to $250,000 of the Expense Reimbursement Amount, and (ii) and such amount shall be paid to the Parent, the Purchaser or their affiliates, as directed by the Parent, together with interest thereon at the rate of 8% per annum, in 24 consecutive monthly installments of an amount equal to 1/24th of the lesser of $250,000 or the Expense Reimbursement Amount, commencing on the first business day of the month immediately following the month in which the Parent, the Purchaser or such affiliate(s) became entitled to receive such amount. Pursuant to the Merger Agreement, in the event the Company terminates the Merger Agreement pursuant to clause (iv)(b) of the preceding paragraph or in the event the Parent and the Purchaser terminate the Merger Agreement pursuant to clause (v) (b), (c), (d) or
(e) of the preceding paragraph, the Company shall pay to the Purchaser the amount of $1 million less the Shareholder Amount (as defined below) (the "Termination Fee") as liquidated damages immediately upon such a termination as well as all amounts to which the Parent and Purchaser would be entitled pursuant to the previous sentences of this paragraph. The term "Shareholder Amount" means the aggregate amount paid by the Seller Shareholders to the Purchaser pursuant to the terms of the Shareholder Tender Agreements.

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d) (3) of the Exchange Act) or entity other than the Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company; (iii) the acquisition by a Third Party of 30% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company of more than 20% of the outstanding Shares.

     Pursuant to the Merger Agreement, in the event of the termination and abandonment of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than certain provisions of the Merger Agreement relating to the termination fee, expenses of the parties and confidentiality of information, provided, that a party will not be relieved from liability for any breach of the Merger Agreement.

     Costs and Expenses. Except as discussed above, the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

     Amendments and Modifications. Subject to applicable law, at any time prior to the Effective Time, the Merger Agreement may be amended, modified or supplemented by a written agreement of the Parent (for itself and the Purchaser) and the Company executed by duly authorized officers of the respective parties except that after the earlier of (i) the purchase by the Purchaser of more than 50% of the outstanding Shares on a fully diluted basis, and (ii) the meeting of the shareholders of the Company to approve the Merger, the price per Share to be paid pursuant to the Merger Agreement to the holders of Shares may not be decreased and the form of consideration to be received by the holders of such Shares in the Merger may not be altered without approval of such holders.

     THE SHAREHOLDER TENDER AGREEMENTS

     Concurrently with the execution of the Merger Agreement, the Purchaser entered into the Shareholder Tender Agreements with the Seller Shareholders. The Seller Shareholders own in the aggregate, 761,966 Shares (representing, on October 23, 1995, approximately 32% of the Shares outstanding on a primary basis and approximately 30% of the Shares outstanding on a fully diluted basis). Pursuant to the Shareholder Tender Agreements, each Seller Shareholder has agreed to tender and sell (and not withdraw) all Shares owned (beneficially or of record) by such Seller Shareholder to the Purchaser pursuant to and in accordance with the terms of the Offer. Except with respect to the Seller Shareholder Fee (as described below), the Shareholder Tender Agreements remain in effect until either the Shares are purchased in accordance with the terms of the Offer or the Merger Agreement is terminated.

     During the term of the Shareholder Tender Agreements, the Seller Shareholders will not, except pursuant to the terms of the Offer, (i) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any lien any of the Shares, (ii) acquire any shares of common stock of the Company or other securities (except for additional shares of common stock or securities which will constitute Shares), (iii) deposit the Shares into a voting trust or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares or (iv) enter into any contract, option or other arrangement or undertaking with respect to the sale, assignment or other disposition of or transfer of any interest in or the voting of any Shares or any other securities of the Company. In addition, the Seller Shareholders agree to comply with the requirements of Section 6.13 of the Merger Agreement, which provides, among other things, that such Seller Shareholders will not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to any corporation, partnership, person or other entity or group (other than the Purchaser and the Parent and their affiliates and associates) concerning any merger, sale of assets, sale of shares of capital stock or similiar transaction involving the Company, or take any action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an acquisition proposal. See Section 10, regarding other agreements of the Parent, the Purchaser and the Company.

     Each Seller Shareholder appoints the Purchaser, or its nominee, during the term of the Shareholder Tender Agreements, as his or her proxy for and in his or her name to vote each of his or her Shares at any annual, special or adjourned meeting of the shareholders of the Company, including the right to sign his or her name (as shareholder) to any consent, certificate or other document relating to the Company which the laws of the State of New York may require or permit:
(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (b) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; and (c) (A) any change in a majority of the persons who constitute the Board of Directors as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any other action which, in the case of each of the matters referred to in clauses (c)(A), (B), (C) and (D), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Merger Agreement and the Seller Shareholder Agreements. The proxy and power of attorney provided for in the Seller Shareholder Agreements is irrevocable and, pursuant thereto, each Seller Shareholder revoked all other proxies with respect to the Shares that he or she may have heretofore made or granted.

     The Shareholder Tender Agreements provide that the Seller Shareholders agree to pay to the Purchaser a fee ("Seller Shareholder Fee") if, as provided below, the Merger Agreement is terminated and the Seller Shareholders subsequently sell or otherwise dispose of their Shares in a Subsequent Transaction (as defined below). Specifically, a Seller Shareholder Fee is payable by a Seller Shareholder to the Purchaser if: (i) the Purchaser or the Company terminate the Merger Agreement in accordance with its terms (other than a termination by the Company because of (a) a breach by the Purchaser or the Parent of any of their respective convenants, agreements, representations or warranties contained in the Merger Agreement which materially adversely affects (or materially delays) the consummation of the Offer or (b) in the absence of a material breach of any covenant, representation or warranty by the Company, the failure of the Purchaser to commence or consummate the Offer); and (ii) not later than two years from the date of such termination, (a) the Board of Directors approves or recommends any proposal or offer (an "Acquisition Proposal") concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company other than from the Purchaser, or (b) the Company enters into an agreement with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, the Company, or (c) the Seller Shareholder disposes of any or all of his or her Shares to any person not an affiliate or an associate of the Purchaser or to the Company or any affiliate thereof (or realizes cash proceeds in respect of such Shares as a result of a distribution to the Seller Shareholder by the Company following the sale of a material amount of the Company's assets) in connection with a transaction proposed, described or set forth in such Acquisition Proposal or agreement or the Company issues an extraordinary dividend or other distribution in accordance with such Acquisition Proposal or agreement (each, a "Subsequent Transaction") at a per Share price or with equivalent per Share proceeds, as the case may be (the "Subsequent Price") with a value in excess of $7.75 (the "Offer Price"). The Seller Shareholder Fee is an amount equal to the product of (i) the excess of the Subsequent Price over the Offer Price and (ii) the number of Shares disposed of or otherwise participating in the Subsequent Transaction.

     CONFIDENTIALITY AGREEMENT

     On July 19, 1994, the Company, the Parent and DLJ entered into a confidentiality agreement (the "Confidentiality Agreement"), pursuant to which the Company agreed to provide certain confidential information (the "Evaluation Material") to the Parent in connection with the Parent's evaluation of a possible negotiated transaction involving the Company. The Confidentiality Agreement provides, among other things, that (i) the Evaluation Material may only be disclosed to directors, officers, employees, advisors and other representatives of the Parent who need to know the Evaluation Material in order to assist in the evaluation of a possible transaction, (ii) the Parent may disclose Evaluation Material to relevant regulatory authorities, provided the Parent has received an opinion of counsel that such disclosure is required by applicable law, exchange requirement or similar obligation and, prior to such disclosure, the Parent advises and consults with the Company and its legal counsel regarding the information proposed to be disclosed; (iii) if the Parent decides not to proceed with a transaction involving the Company, the Parent will promptly notify DLJ and promptly redeliver to the Company all copies of the Evaluation Material and all other related materials in its possession; and (iv) it will remain in effect for two years from the date thereof.

     APPRAISAL RIGHTS

     Shares that are not voted in favor of the approval and adoption of the Merger and with respect to which appraisal rights have been demanded and perfected in accordance with Sections 623 and 910 of the NYBCL and not withdrawn will not be converted into the right to receive cash at or after the Effective Time, but such

Shares shall instead become the right to receive consideration as may be determined to be due to such holders in respect of such Shares pursuant to the NYBCL unless such shareholder withdraws its demand for appraisal or becomes ineligible for such appraisal. If a shareholder withdraws its demand for appraisal or becomes ineligible for appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, the Shares subject to the demand for appraisal will be automatically converted into and represent the right to receive $7.75 per Share or any higher price per Share that may be paid pursuant to the Offer, without interest.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     Purpose of the Offer. The purpose of the Offer is for the Purchaser to acquire control of, and an equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders to the Parent and to provide shareholders with cash for all their Shares. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be effected.

     Except as noted in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company, or any material changes in the Company's corporate structure or business or the composition of its management or personnel.

     12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the NASDAQ System. The NASD requires that an issuer have at least 100,000 publicly held shares, held by at least 300 shareholders, with a market value of at least $200,000, have total assets of at least $2 million and have capital and surplus (total shareholders' equity) of at least $1 million. If, as a result to the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for inclusion in the NASDAQ System and inclusion of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NASDAQ System were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated if the Shares are not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with shareholder action and the related requirement of an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for NASDAQ System reporting. It is the current intention of the Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

     13. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of employee stock options outstanding on the date of the Merger Agreement) or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 15, the Purchaser, in its sole discretion, subject to the terms of the Merger Agreement, may make such adjustments as it deems appropriate in the offer price and other terms of the Offer.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 15, any such dividend, distribution or right to be received by the tendering shareholders will be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION. The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, subject to the terms of the Merger Agreement and applicable rules of the Commission, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Any reduction in the purchase price pursuant to the Merger Agreement will be considered an amendment to the Offer, and will be followed by the appropriate announcement. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service or the Reuters News Service.

     The Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response. If prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time as computed in accordance with Rule 14d-1 under the Exchange Act.

     15. CERTAIN CONDITIONS TO THE OFFER. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment, purchase or pay for any Shares of the Company tendered, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of any Shares, if prior to the time of acceptance for payment of Shares tendered pursuant to the Offer the Merger Agreement is terminated or:

          (i) the Minimum Condition shall not have been satisfied; or

          (ii) any waiting period applicable to the Offer pursuant to the HSR Act shall not have expired or been terminated; or

          (iii) at any time before the time of acceptance for payment for any such Shares any of the following shall occur or exist:

             (a) there shall have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, (A) challenging the acquisition by the Parent or the Purchaser of the Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from the Parent or the Purchaser any damages that would result in a Material Adverse Effect if such were assessed against the Company, (B) seeking to prohibit or materially limit the ownership or operation by the Parent or the Surviving Corporation of all or any material portion of the business or assets of the Company or compel the Parent or the Surviving Corporation to dispose of or to hold separate all or any material portion of the business or assets of the Company, or to impose any material limitation on the ability of the Company or the Surviving Corporation to conduct such business or own such assets, or (C) seeking to impose material limitations on the ability of the Parent (or any other affiliate of the Parent) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by them on all matters properly presented to the shareholders of the Company; or

             (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in clauses (A) through (C) of paragraph (a) above; or

             (c) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct in any material respect when made or, except for any representations and warranties made as of a specific date, shall have ceased to be true and correct in any material respect as if made on and as of the Expiration Date (or, in the case of representations and warranties that are specifically qualified as to materiality, shall not have been true and correct when made or shall have ceased to be true and correct on and as of the Expiration Date); or

             (d) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., (B) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect on or materially adversely affecting (or materially delaying) the consummation of the Offer, (D) any limitation (whether or not mandatory), by any U.S. governmental authority or agency on, or any other event that, in the judgment of the Parent, is substantially likely to materially adversely affect, the extension of credit by banks or other financial institutions, or (E) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index; or

             (e) prior to the purchase of Shares pursuant to the Offer, the Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer for the purchase of the Shares, which, in the sole judgment of the Parent in any such case, and regardless of the circumstances (including any action or omission by the Parent) giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment except where as a result of the Company's receipt of an unsolicited acquisition proposal from a third party (A) the Company issues to its shareholders a communication that contains only the statements permitted by Rule 14d-9(e) under the Exchange Act (and does not otherwise withdraw, modify or amend its approval or recommendation of the transactions contemplated hereby) and
        (B) within five business days of issuing such communication the Company publicly reconfirms its approval and recommendation of the transactions contemplated by the Offer and the Merger Agreement; or

             (f) there shall have occurred since June 30, 1995, a change, occurrence or circumstance in the Company's business having a Material Adverse Effect thereon.

     The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to such conditions (including any action or inaction by the Purchaser, unless any such action or inaction would constitute a breach by the Purchaser of any of its covenants under the Merger Agreement) or may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time, in the sole discretion of the Parent and the Purchaser. The conditions may be considered to be material to the Offer. If the Purchaser waives any material condition of the Offer, it will, if required by applicable law, extend the period of time during which the Offer is open in accordance with applicable law for a period sufficient to allow the holders of Shares to consider the Offer by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any reasonable determination (which shall be made in good faith) by the Purchaser or the Parent with respect to such conditions (including, without limitation, the satisfaction of such conditions) will be final and binding on the parties.

     16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. Except as described in this Section 16, based on a review of publicly available information concerning the Company, neither the Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, the Parent and the Purchaser currently contemplate that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser Entities or that certain parts of the business of the Company or the Purchaser Entities might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16. See
Section 15.

     State Takeover Statutes. The Company is incorporated under the laws of the State of New York. Section 912 of the NYBCL prohibits certain "business combinations" (defined to include mergers and consolidations) involving a New York corporation and an "interested shareholder" (defined generally as a person who is the beneficial owner of 20% or more of the outstanding voting stock of such New York corporation) for a period of five years following the date on which such interested shareholder became such (such date, the "stock acquisition date") unless such business combination or the purchase of stock made by such interested shareholder on such interested shareholder's acquisition date is approved by the board of directors of such New York corporation prior to such interested shareholder's stock acquisition date or certain other statutory conditions have been met. At a meeting on October 20, 1995, the Board of Directors approved the Merger Agreement, the Shareholder Tender Agreements, the Merger, the Offer and the Purchaser's purchase of Shares pursuant to the Offer and the Shareholder Tender Agreements. Accordingly, the provisions of Section 912 of the NYBCL have been satisfied with respect to the Offer, the Merger and the Shareholder Tender Agreements, and such provisions will not delay the consummation of the Merger. Article 16 of the NYBCL also requires a bidder for shares of a New York corporation to file a registration statement with the attorney general and satisfy certain disclosure requirements. The Parent and the Purchaser have filed such a registration statement and this Offer to Purchase sets forth the information required to be disclosed pursuant to Article 16.

     A number of other states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

     In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of shareholders in the state and is incorporated there.

     The Company conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes other than those adopted by the State of New York. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statues apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered.

     Antitrust. Under the HSR Act, certain acquisitions may not be consummated unless information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("Antitrust Division") and certain waiting period requirements have been satisfied. The Offer and the acquisition of Shares pursuant to the Merger Agreement are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Parent expects to file on or before October 26, 1995 a Notification and Report Form with respect to the Offer.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Accordingly, if such filing is made on October 26, 1995, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on November 10, 1995, unless the Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from the Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15.

     No separate HSR Act waiting period requirements with respect to the Merger Agreement will apply, so long as the 15-day waiting period expires or is terminated. Thus, all Shares may be acquired pursuant to the Offer at the close of the 15-day waiting period or on the tenth calendar day after the date of substantial compliance with a request for additional information.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of the Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which the Parent and the Company are engaged, the Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     Margin Rules. The Purchaser and the Parent believe that the requirements of the margin regulations promulgated by the Federal Reserve Board are not applicable to the financing of the Offer and the Merger.

     Appraisal Rights. If the Merger is consummated, shareholders of the Company would have certain rights to dissent and demand appraisal of their Shares under the NYBCL. Dissenting shareholders who comply with the requisite statutory procedures under the NYBCL would be entitled to judicial determination and payment of the "fair value" of their Shares as of the close of business on the day prior to the date of shareholder authorization of the Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Merger is consummated until the date of payment. Under the NYBCL, in fixing the fair value of the Shares, a court would consider the nature of the transaction giving rise to the shareholder's right to receive payment for Shares and its effects on the Company and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The value so determined could be more or less than the purchase price offered pursuant to the Offer or the Merger.

     17. FEES AND EXPENSES. The Parent and the Purchaser have engaged Goldman Sachs as the Dealer Managers in connection with the Offer. The Parent has agreed to pay Goldman Sachs a fee of $100,000 that will be payable to Goldman Sachs within fifteen days following any public announcement relating to the Purchaser's intention to make the Offer. The Purchaser also has agreed to reimburse Goldman Sachs for its expenses, including reasonable counsel fees, and to indemnify it against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and National City Bank to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, facsimile, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Neither the Purchaser nor the Parent will pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of Shares pursuant to the Offer (other than the fees of the Dealer Managers, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

     18. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 7 (except they will not be available at the regional offices of the Commission).

                                            D-GT ACQUISITION, INCORPORATED
October 26, 1995

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                                   THE PARENT

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o Diebold, Incorporated, 5995 Mayfair Road, North Canton, Ohio 44720. No information is provided in the right-hand column where the individual has occupied the position indicated in the middle column for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and officers listed below are citizens of the United States. Directors are identified by a single asterisk.

                                    POSITIONS AND OFFICES           PRINCIPAL OCCUPATION AND
            NAME                     HELD WITH THE PARENT             BUSINESS EXPERIENCE
      (AGE AT 10/23/95)                 (YEAR ELECTED)                 (PAST FIVE YEARS)
-----------------------------   ------------------------------   ------------------------------
Robert W. Mahoney* (59)         Chairman of the Board (1988),    Chairman of the Board and
                                President (1993) and Chief       Chief Executive Officer,
                                Executive Officer (1985) and     1989-1993
                                Director (since 1983), member
                                of the Board Membership and
                                the Executive Committees
William T. Blair (62)           Executive Vice President         Vice President and General
                                (1993)                           Manager, North American Sales
                                                                 and Service, 1990-1993
Gerald F. Morris (52)           Executive Vice President and     Senior Vice President and
                                Chief Financial Officer (1993)   Chief Financial Officer,
                                                                 1990-1993
Gregg A. Searle (47)            Executive Vice President         Vice President, 1991-1993
                                (1993)                           General Manager, InterBold,
                                                                 1991-1993
                                                                 Vice President, U.S. Sales &
                                                                 Marketing, InterBold,
                                                                 1990-1991
Alben W. Warf (57)              Group Vice President, Self-      General Manager, InterBold,
                                Service Systems (1994)           1993-1994
                                                                 Vice President, 1993
                                                                 Vice President, Development
                                                                 and Manufacturing, InterBold,
                                                                 1990-1993
                                                                 Vice President, Development
                                                                 and Manufacturing, 1990-93
Frank G. D'Angelo (50)          Vice President, Information      Vice President, 1993-1995
                                Systems (1995)                   General Manager and Chief
                                                                 Executive Officer, Diebold
                                                                 Mexico, S.A. de C.V.,
                                                                 1993-1995
                                                                 Vice President, Customer
                                                                 Service/Systems Operations and
                                                                 Support, 1991-1993
                                                                 Vice President, Software
                                                                 Development and Support
                                                                 InterBold, 1990-1991
Warren W. Dettinger (41)        Vice President and General
                                Counsel (1987) and Assistant
                                Secretary (1989)

                                    POSITIONS AND OFFICES           PRINCIPAL OCCUPATION AND
            NAME                     HELD WITH THE PARENT             BUSINESS EXPERIENCE
      (AGE AT 10/23/95)                 (YEAR ELECTED)                 (PAST FIVE YEARS)
-----------------------------   ------------------------------   ------------------------------
Donald E. Eagon, Jr. (53)       Vice President, Corporate
                                Communications (1990)
Charee Francis-Vogelsang (49)   Vice President (1982) and        Secretary, InterBold,
                                Secretary (1978)                 1993-Present
Bartholomew J. Frazzitta (53)   Vice President and General       Vice President and General
                                Manager, Physical Security       Manager, Security Products,
                                Products Division (1995)         1990- 1995
Michael J. Hillock (44)         Vice President and General       Vice President, North American
                                Manager, Sales and Service,      Sales Service, Eastern
                                Europe, Middle East and Africa   Division, 1990-1992
                                (1993)
Larry D. Ingram (49)            Vice President, Procurement      Divisional Vice President,
                                and Services (1993)              Materials Management 1988-1993
Edgar N. Petersen (57)          Vice President and General       Vice President and General
                                Manager, Sales and Service,      Manager, International Sales
                                Canada, Asia Pacific and Latin   and Service, 1991-1992
                                America (1993)                   Vice President, International
                                                                 Sales and Marketing,
                                                                 InterBold, 1990-1991
Charles B. Scheurer (54)        Vice President,                  Vice President, Human
                                Human Resources (1991)           Resources and Corporate
                                                                 Services, 1988-1991
Robert L. Stockamp (52)         Vice President and Corporate
                                Controller (1990)
Robert J. Warren (49)           Vice President and Treasurer
                                (1990)
Louis V. Bockius, III* (60)     Director (since 1978), member    Chairman, Bocko Incorporated,
                                of the Audit and Executive       North Canton, Ohio
                                Committees
Daniel T. Carroll* (69)         Director (since 1980),           Chairman and President, The
                                Chairman of the Investment       Carroll Group, Inc., Ann
                                Committee and member of the      Arbor, Michigan
                                Audit Committee
Donald R. Gant* (67)            Director (since 1977),           Limited Partner, The Goldman
                                Chairman of the Board            Sachs Group L.P., New York,
                                Membership Committee and         New York; Formerly, General
                                member of the Compensation and   Partner, Goldman, Sachs, &
                                Organization Committee           Co., New York, New York
L. Lindsey Halstead* (65)       Director (since 1993), member    Formerly Chairman of the
                                of the Board Membership and      Board, Ford of Europe
                                the Audit Committees
Phillip B. Lassiter* (52)       Director (since 1995), member    Chairman of the Board,
                                of the Compensation and          President and Chief Executive
                                Organization Committee and the   Officer, AMBAC Inc., New York,
                                Investment Committee             New York; Formerly, Group
                                                                 Executive, Citibank, N.A.

                                    POSITIONS AND OFFICES           PRINCIPAL OCCUPATION AND
            NAME                     HELD WITH THE PARENT             BUSINESS EXPERIENCE
      (AGE AT 10/23/95)                 (YEAR ELECTED)                 (PAST FIVE YEARS)
-----------------------------   ------------------------------   ------------------------------
John N. Lauer* (56)             Director (since 1992),           Retired, Private Investor;
                                Chairman of the Executive        Formerly, President, Chief
                                Committee and member of the      Operating Officer and
                                Compensation and Organization    Executive Vice President, The
                                Committee                        BFGoodrich Company, Akron,
                                                                 Ohio
William F. Massy* (61)          Director (since 1984),           Director, Stanford Institute
                                Chairman of the Compensation     for Higher Education Research
                                and Organization Committee and   and Professor of Education and
                                member of the Investment         Business Administration,
                                Committee                        Stanford University, Stanford,
                                                                 California
W.R. Timken, Jr.* (56)          Director (since 1986),           Chairman of the Board, The
                                Chairman of the Audit            Timken Company, Canton, Ohio
                                Committee and member of the
                                Board Membership Committee

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                                 THE PURCHASER

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o Diebold, Incorporated, 5995 Mayfair Road, North Canton, Ohio 44720. No information is provided in the righthand column where the individual has occupied the position indicated in the middle column for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser. All directors and officers listed below are citizens of the United States. Directors are identified by a single asterisk.

                                    POSITIONS AND OFFICES           PRINCIPAL OCCUPATION AND
            NAME                   HELD WITH THE PURCHASER            BUSINESS EXPERIENCE
      (AGE AT 10/23/95)                 (YEAR ELECTED)                 (PAST FIVE YEARS)
-----------------------------   ------------------------------   ------------------------------
Gregg A. Searle* (47)           President (1994) and Director    Executive Vice President,
                                (since 1994)                     Diebold, Incorporated,
                                                                 1993-Present
                                                                 Vice President, Diebold,
                                                                 Incorporated, 1990-1993
                                                                 General Manager, InterBold,
                                                                 1991-1993
Gerald F. Morris* (52)          Vice President and Treasurer     Executive Vice President and
                                (1994) and Director (since       Chief Financial Officer,
                                1994)                            Diebold, Incorporated,
                                                                 1993-Present
                                                                 Senior Vice President and
                                                                 Chief Financial Officer,
                                                                 Diebold, Incorporated,
                                                                 1990-1993
Warren W. Dettinger (41)        Vice President and Secretary     Vice President, General
                                (1994)                           Counsel and Assistant
                                                                 Secretary, Diebold,
                                                                 Incorporated, 1987-Present
Charee Francis-Vogelsang (49)   Vice President and Assistant     Vice President and Secretary,
                                Secretary (1994)                 Diebold, Incorporated,
                                                                 1983-Present
Robert J. Warren* (49)          Director (since 1994)            Vice President and Treasurer,
                                                                 Diebold, Incorporated
                                                                 1990-Present

                                  SCHEDULE II

         CERTAIN INFORMATION ABOUT THE PARENT REQUIRED BY NEW YORK LAW

                           EDUCATIONAL OPPORTUNITIES

     The Parent provides educational assistance to all employees who have completed one year of service. The study program must be consistent with the Parent's business goals and objectives and applicable to the employee's field of work.

                             RELOCATION ADJUSTMENTS

     The Parent may reimburse job applicants for reasonable and actual interview expenses, and may reimburse new and existing employees for reasonable and actual travel and relocation expenses in accordance with the provisions of corporate policy.

                            CHARITABLE CONTRIBUTIONS

     The Parent supports a broad spectrum of public interest activities through a gifts and grants program, with emphasis on recognized agencies in such fields as health, education, civic affairs and cultural activities.

                                 BENEFIT PLANS

     The Parent sponsors a number of retirement plans that cover substantially all employees. Defined benefit plans for salaried and certain hourly employees provide benefits based on employees' years of service and compensation. Defined benefit plans for other hourly employees generally provide benefits of stated amounts for specified periods of service. A savings plan, with a discretionary employer contribution match, is made available to most employees.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                               NATIONAL CITY BANK

                                    By Mail:
                         National City Bank, Depositary
                                 P.O. Box 92301
                           Cleveland, Ohio 44193-0900
                     (800) 622-6757 (SHAREHOLDER QUESTIONS)

                           By Facsimile Transmission:
                                 (216) 476-8367

                         By Hand or Overnight Courier:
                         National City Bank, Depositary
                           Corporate Trust Operations
                           Third Floor -- North Annex
                             4100 West 150th Street
                           Cleveland, Ohio 44135-1385

                        Confirm Facsimile By Telephone:
                                 (216) 476-8049

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                 BANKS AND BROKERS CALL COLLECT (212) 269-5550
                    ALL OTHERS CALL TOLL FREE (800) 549-6864

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                           (800) 323-5678 (TOLL FREE)

October 26, 1995